Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-227555 on Form S-8 of our report dated March 26, 2019, relating to the financial statements of Arvinas, Inc. appearing in this Annual Report on Form 10-K of Arvinas, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
March 26, 2019